Exhibit 99.1
10x Genomics Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Outlook for 2023
Q4 2022 revenue growth of 9% and FY 2022 revenue growth of 5% over the corresponding periods of 2021
PLEASANTON, Calif. February 15, 2023 – 10x Genomics, Inc. (Nasdaq: TXG) today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided outlook for 2023.
Recent Highlights
•Revenue was $156.2 million for the fourth quarter and $516.4 million for the full year of 2022, representing 9% and 5% increases over the corresponding periods of 2021.
•Increased cumulative instruments sold to more than 4,600 as of the end of 2022, driven by continued adoption of Chromium X Series instruments and strong demand for Visium CytAssist.
•Began shipping the Xenium platform for in situ analysis, delivering key performance advantages in data quality, workflow and throughput through highly differentiated chemistry, hardware and software.
•Unveiled new data and showcased key advances and future development directions for all three platforms at the 2023 Advances in Genome Biology and Technology General Meeting.
"The clear highlight of 2022 was the velocity of our innovation engine as our team delivered catalytic launches across all three platforms," said Serge Saxonov, Co-founder and CEO of 10x Genomics. "We finished the year with momentum and in a strong position to capture the massive opportunities ahead."
Fourth Quarter 2022 Financial Results
Revenue was $156.2 million for the three months ended December 31, 2022, a 9% increase from $143.5 million for the three months ended December 31, 2021. This increase was primarily the result of higher consumables revenue in the Americas and EMEA regions partially offset by a decline in China, and overall higher volume of instruments sold including the sales of our newly introduced Xenium instruments, partially offset by unfavorable foreign currency exchange fluctuations.
Gross margin was 76% for the fourth quarter of 2022, as compared to 81% for the corresponding prior year period. The decrease in gross margin was primarily due to change in product mix with newly introduced products.
Operating expenses were $142.5 million for the fourth quarter of 2022, a 8% increase from $131.8 million for the corresponding prior year period. The increase in operating expenses was primarily driven by higher personnel expenses, including stock-based compensation and restructuring costs, increased costs for facilities and information technology to support operational expansion and higher legal expenses, partially offset by lower costs for laboratory materials and supplies and a decrease in marketing expenses.
Operating loss was $23.1 million for the fourth quarter of 2022, as compared to an operating loss of $15.8 million for the corresponding prior year period. Operating loss also includes $41.0 million of stock-based compensation for the fourth quarter of 2022, as compared to $26.9 million for the fourth quarter of 2021.
Net loss was $17.2 million for the fourth quarter of 2022, as compared to a net loss of $18.4 million for the corresponding prior year period.
Full Year 2022 Financial Results
Revenue was $516.4 million for the year ended December 31, 2022, a 5% increase from $490.5 million for 2021.

Gross margin was 77% for full year 2022, as compared to 85% for 2021. The decrease in gross margin was primarily due to higher accrued royalties including a one-time reversal of $14.7 million of previously accrued royalties in 2021, change in product mix with newly introduced products and increased manufacturing and logistics costs.

Operating expenses were $564.0 million for full year 2022, as compared to $468.7 million for 2021, an increase of 20%. The increase in operating expenses was primarily due to higher personnel expenses, including stock-based compensation and restructuring costs, increased expenses related to laboratory materials and supplies to support our research and development efforts and increased facilities and information technology costs to support operational expansion, partially offset by lower legal expenses, consulting and professional services and marketing expenses.

Operating loss was $167.9 million for full year 2022, as compared to an operating loss of $52.3 million for 2021. This includes $136.8 million of stock-based compensation for full year 2022, as compared to $96.0 million for full year 2021.

Net loss was $166.0 million for full year 2022, as compared to a net loss of $58.2 million for 2021.

Cash and cash equivalents and marketable securities were $430.0 million as of December 31, 2022.
2023 Financial Guidance
10x Genomics expects full year 2023 revenue to be in the range of $580 million to $600 million, representing 12% to 16% growth over full year 2022 revenue.
Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the fourth quarter and full year 2022 financial results, business developments and outlook after market close on Wednesday, February 15, 2023 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xGenomics.com. The webcast will be archived and available for replay for at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. Our integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including in all of the top 100 global research institutions as ranked by Nature in 2021 based on publications and all of the top 20 global pharmaceutical companies by 2021 research and development spend and have been cited in over 4,500 research papers on discoveries ranging from oncology to immunology and neuroscience. Our patent portfolio comprises more than 1,750 issued patents and patent applications.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might," "will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” "would," "likely," "seek" or “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.’s expectations regarding our business operations, anticipated size of market opportunities and our ability to capture them, expected performance advantages and benefits of using our products and services and financial performance and results of operations, including our expectations regarding revenue and guidance. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors. The material risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time.
Although 10x Genomics, Inc. believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments 10x Genomics may make. Further, such forward-looking statements may not accurately or fully reflect the potential impact that the COVID-19 pandemic may have on the business, financial condition, results of operations and cash flows of 10x Genomics, Inc. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, our website (www.10xgenomics.com), press releases, public conference calls, public webcasts and our social media accounts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$156,232	$143,530	$516,409	$490,490
Cost of revenue (1)	36,827	27,597	120,386	74,091
Gross profit	119,405	115,933	396,023	416,399
Operating expenses:
Research and development (1)	63,614	61,884	265,667	211,752
Selling, general and administrative (1)	78,887	69,879	298,300	257,560
Accrued contingent liabilities	—	—	—	(660)
Total operating expenses	142,501	131,763	563,967	468,652
Loss from operations	(23,096)	(15,830)	(167,944)	(52,253)
Other income (expense):
Interest income	2,815	49	6,647	206
Interest expense	(125)	(217)	(476)	(866)
Other income (expense), net	3,995	5	(198)	(802)
Total other income (expense)	6,685	(163)	5,973	(1,462)
Loss before provision for income taxes	(16,411)	(15,993)	(161,971)	(53,715)
Provision for income taxes	804	2,456	4,029	4,508
Net loss	$(17,215)	$(18,449)	$(166,000)	$(58,223)

Net loss per share, basic and diluted	$(0.15)	$(0.16)	$(1.46)	$(0.53)
Weighted-average shares used to compute net loss per share, basic and diluted	114,757,572	111,896,429	113,858,684	110,347,937

(1)Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Cost of revenue	$1,511	$1,048	$5,259	$3,231
Research and development	17,865	11,808	59,211	41,970
Selling, general and administrative	21,598	14,048	72,378	50,761
Total stock-based compensation expense	$40,974	$26,904	$136,848	$95,962

10x Genomics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$219,746	$587,447
Marketable securities	210,238	—
Restricted cash	2,633	1,028
Accounts receivable, net	104,211	85,254
Inventory	81,629	59,966
Prepaid expenses and other current assets	16,578	13,896
Total current assets	635,035	747,591
Property and equipment, net	289,328	169,492
Restricted cash	4,974	7,598
Operating lease right-of-use assets	69,882	60,918
Goodwill	4,511	4,511
Intangible assets, net	22,858	25,397
Other noncurrent assets	2,392	3,319
Total assets	$1,028,980	$1,018,826
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,599	$17,351
Accrued compensation and related benefits	32,675	31,626
Accrued expenses and other current liabilities	59,779	50,909
Deferred revenue	7,867	5,340
Operating lease liabilities	9,037	5,131
Total current liabilities	130,957	110,357
Accrued license fee, noncurrent	—	5,814
Operating lease liabilities, noncurrent	86,139	76,847
Other noncurrent liabilities	6,141	8,240
Total liabilities	223,237	201,258
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.00001 par value; 100,000,000 shares authorized, no shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.00001 par value; 1,100,000,000 shares authorized and 115,195,009 and 112,514,977 shares issued and outstanding as of December 31, 2022 and 2021	2	2
Additional paid-in capital	1,839,397	1,680,865
Accumulated deficit	(1,029,321)	(863,321)
Accumulated other comprehensive income (loss)	(4,335)	22
Total stockholders’ equity	805,743	817,568
Total liabilities and stockholders’ equity	$1,028,980	$1,018,826